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                                                          PART 1:  EXHIBIT 11.00


                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, except per share amounts)
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                                                              Three Months Ended          Nine Months Ended
                                                                 September 30,               September 30,
                                                              ------------------          ------------------

                                                                1997       1996             1997       1996
                                                              ------------------          ------------------
Primary earnings per share
--------------------------
Shares used in computing earnings per share:

  Weighted average number of shares outstanding                9,871       9,810           9,840      10,158

  Assuming  exercise of options reduced by the number
   of shares which could have been purchased at
   average stock price with proceeds from exercise
   of such options                                               475         454             473         469
                                                              ------      ------         -------     -------

Common stock and common stock equivalents                     10,346      10,264          10,313      10,627

Earnings:

  Net income                                                  $8,554      $6,562         $22,111     $19,438

Earnings per common and common equivalent share                $ .83       $ .64           $2.14       $1.83


Earnings per share -- assuming full dilution:
---------------------------------------------
Shares used in computing earnings per share:

  Weighted average number of shares outstanding                9,871       9,810           9,840      10,158

  Assuming  exercise of options reduced by the number
   of shares which could have been purchased at period
   end stock price with proceeds from exercise of
   such options                                                  503         476             527         499
                                                              ------      ------         -------     -------

Common stock and common stock equivalents                     10,374      10,286          10,367      10,657


Earnings:
  Net income                                                  $8,554      $6,562         $22,111     $19,438

Earnings per common share assuming full dilution               $ .82       $ .64           $2.13       $1.82

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